Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES APPOINTMENT OF FRED GRAFFAM AS
CHIEF FINANCIAL OFFICER

Englewood, CO - July 18, 2017 - Ascent Capital Group Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today the appointment of Fred Graffam as Senior Vice President and Chief Financial Officer of Ascent and its wholly owned subsidiary, MONI, succeeding Michael Meyers, the Company’s current CFO, who announced his retirement in January 2017. The transition of CFO responsibilities from Mr. Meyers to Mr. Graffam will be effective on, or around September 1, 2017.
“We are excited to welcome Fred to the Ascent executive team,” said Bill Fitzgerald, Chairman and Chief Executive Officer of Ascent. “Fred’s skillset fits well within the existing finance organization and his broad range of experiences with recurring revenue businesses will serve our leadership team and business very well.”
With over 25 years of financial management and accounting experience, Mr. Graffam currently serves as Senior Vice President of Finance for DigitalGlobe, Inc. During his tenure with DigitalGlobe, Mr. Graffam has served in various capacities including leading the financial planning and analysis, investor relations and M&A functions. Prior to DigitalGlobe, Mr. Graffam served as Senior Vice President of Finance - North America and Asia Pacific for Level 3 Communications from 2012 to 2013. Before Level 3, he spent 17 years with Comcast Corporation, serving as Senior Vice President of Comcast’s DC and Baltimore Region and as Senior Vice President-Finance, West Division during his tenure. He began his career in public accounting with Deloitte Touche.
“Fred is an excellent addition to the MONI senior leadership team, bringing strong financial and public company experience and a background in the technology and telecom industries,” said Jeff Gardner, President and CEO of MONI Smart Security. “His capabilities in accounting, financial planning and analysis, and M&A will greatly benefit the business. Most importantly, Fred will be charged with accelerating our transformation and driving improvement in our key performance indicators.”
Mr. Graffam commented, “I am delighted to be joining the Ascent and MONI executive teams. I see a great opportunity to continue building on the Company’s success as a leading smart home security solutions provider, bringing security and innovation to customers, and creating value for our shareholders.”
About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, MONI, and through MONI, LiveWatch Security, LLC. MONI, headquartered in the Dallas Fort-Worth area, secures more than one million residential customers and commercial client accounts with monitored home and business security system services. MONI is supported by the nation’s largest network of independent Authorized Dealers, providing products and support to customers in the U.S., Canada and Puerto Rico. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com